Exhibit 99.1

FluoroPharma Announces Appointment of Dr. Joseph A. Pierro to the Board of Directors

MONTCLAIR, NJ--(Marketwired - April 15, 2013) -FluoroPharma Medical, Inc. (FPMI), a company specializing in the development of novel diagnostic imaging products that utilize positron emission tomography (PET) technology for the detection and assessment of disease before clinical manifestation, is pleased to announce that Dr. Joseph A. Pierro has been appointed to the Board of Directors.

Dr. Pierro brings a wealth of expertise to FluoroPharma at an important time in the company's evolution. His career in health care and his work in imaging spans two decades. Dr. Pierro, a physician, has worked in the Pharmaceutical industry in global clinical research development and with the FDA across multiple therapeutic areas. Dr. Pierro is currently the Chief Medical Officer for North America at Biomedical Systems, where he is responsible for leading the Scientific Affairs groups, providing medical and regulatory guidance.

"I am delighted to welcome Dr. Pierro to the FluoroPharma Board. In addition to Biomedical Systems, he has worked in such prestigious companies as Covidien, GE Healthcare and Mallinckrodt. His background in imaging, his vast expertise in many therapeutic areas including cardiovascular, and his experience at the FDA, brings invaluable knowledge to FluoroPharma. This is a pivotal time for FluoroPharma as Phase II data for the company's two lead compounds are expected in 2013," commented Thijs Spoor, Chairman, CEO and President of FluoroPharma Medical.

"It is an honor to join the FluoroPharma Board of Directors. This is a terrific opportunity to work with Thijs and the other talented members of the board. I am looking forward to adding my voice and experience to help FluoroPharma progress in its goal of providing better diagnostic tools that will enable the global medical community to more accurately diagnose and treat disease at the earliest stage. The health, economic and patient management benefits could be enormous," said Dr. Joe Pierro.

About FluoroPharma Medical

FluoroPharma is a biopharmaceutical company engaged in the discovery and development of proprietary PET imaging products to evaluate cardiac disease at the cellular and molecular levels. The Company has licensed technology from the Massachusetts General Hospital in Boston.

The Company's goal is to enable personalized medicine through precision diagnostics that will help the medical community diagnose disease more accurately at the earliest stages, leading to more effective treatment, management and better patient outcomes.

FluoroPharma's initial focus is the development of breakthrough positron emission tomography (PET) imaging agents and is advancing two products in clinical trials for assessment of acute and chronic forms of coronary disease. These first in class agents have been designed to rapidly target myocardial cells. Other products in development include agents for detection of inflamed atherosclerotic plaque in peripheral arteries, agents with the potential to image Alzheimer's disease and agents that could potentially be used for imaging specific cancers.

In addition to the United States, Europe and China, patents related to FluoroPharma's portfolio of imaging compounds have been issued in Japan, Canada, Australia, Finland, Portugal, Ireland and Mexico.

For more information on the Company, please visit: www.fluoropharma.com

About our Pipeline

FluoroPharma has several significant opportunities in the cardiology market, the largest segment of the nuclear medicine market, affecting millions of patients worldwide. Phase II data for the company's two lead compounds are expected in 2013.

CardioPET is a modified fatty acid (MFA) that closely resembles naturally-occurring free fatty acids (FFAs) in the human body. FFAs are the major source of energy for healthy myocardium, where they are transported into the mitochondria and are then metabolized via beta-oxidation. CardioPET has completed Phase I studies where it was well tolerated and did not induce any adverse events or clinically significant deviations in laboratory values. The total radiation exposure was minimal and well within safety limits.

BFPET, a Flourine-18 labeled tracer, has been designed to enter the myocardial cells in direct proportion to blood flow and cell membrane potential. These are two of the most important physiological indicators upon which adequate blood supply to the heart depends. BFPET has been designed to differentiate among those cells of the myocardium that may be ischemic, infarcted and those that are healthy.
Ischemic and infarcted cells should take up less BFPET than healthy myocardial cells. The signal emitted by BFPET should be inversely proportional to the extent of myocardial injury. Therefore, FluoroPharma believes that ischemic heart tissue can be reliably detected by using BFPET.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding FluoroPharma's research and development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as significant fluctuations in expenses associated with clinical trials, failure to secure additional financing, the inability to complete regulatory filings with the Food and Drug Administration, the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in FluoroPharma's filings with the United States Securities and Exchange Commission. FluoroPharma undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Media:
Carol Perlman
FluoroPharma Medical, Inc.
cperlman@fluoropharma.com
Phone: 917-592-9260

Investor Relations:
Richard Moyer
Cameron Associates, Inc.
Richard@cameronassoc.com
Phone: 212-554-5466